Exhibit 99.2

JARDEN CORPORATION Reconciliation of Non-GAAP Financial Measures For the three and six months ended June 30, 2015 and 2014 in millions

Segment earnings:

	Three months ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net income	$85.9	$52.1	$30.4	$55.8
Income tax provision	51.8	30.7	23.6	36.2
Interest expense, net	51.9	52.9	104.8	106.9
Loss on early extinguishment of debt	—	54.4	—	54.4
Depreciation and amortization	49.5	47.1	97.0	92.7

Earnings before interest, taxes, depreciation and amortization (EBITDA)	239.1	237.2	255.8	346.0

Other adjustments:
Fair market value adjustment to inventory	—	1.3	—	1.3
Restructuring costs, net	1.9	2.3	4.5	2.6
Acquisition-related and other costs, net	17.7	8.1	36.8	21.3
Venezuela related charges (a)	—	9.6	60.6	13.6

Segment earnings (As Adjusted EBITDA)	$258.7	$258.5	$357.7	$384.8

(a)	Venezuela non-cash impairment, balance sheet remeasurement and deconsolidation charges in 2015, and foreign exchange losses on Venezuela cash conversion in 2014.

Organic net sales:

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, certain acquisitions and exited businesses from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following tables provide reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the three and six months ended June 30, 2015:

	Three months ended June 30, 2015
	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Eliminations	Consolidated

Net sales growth (decrease)	(1.0)%	6.3%	(0.2)%	11.4%	6.9%	1.5%
Foreign exchange impacts	6.0%	6.4%	6.6%	0.6%	—	6.1%
(Acquisitions) exited businesses, net	—	(3.0)%	—	—	—	(0.6)%

Organic net sales growth	5.0%	9.7%	6.4%	12.0%	6.9%	7.0%

	Six months ended June 30, 2015
	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Eliminations	Consolidated

Net sales growth (decrease)	1.3%	8.0%	(4.2)%	6.8%	7.4%	0.8%
Foreign exchange impacts	6.0%	5.7%	6.1%	0.5%	—	5.7%
(Acquisitions) exited businesses, net	—	(2.9)%	—	—	—	(0.6)%

Organic net sales growth	7.3%	10.8%	1.9%	7.3%	7.4%	5.9%

Adjusted gross margins:

	Three months ended			Six months ended
	June 30, 2015	June 30, 2014	Increase/ (Decrease)	June 30, 2015	June 30, 2014	Increase/ (Decrease)

Gross margins as reported	30.3%	30.5%	(0.2)%	29.6%	30.1%	(0.5)%
Fair market value adjustment to inventory	—	0.1%	(0.1)%	—	—	—
Acquisition-related and other costs, net	0.7%	0.2%	0.5%	0.8%	0.5%	0.3%

Adjusted gross margins	31.0%	30.8%	0.2%	30.4%	30.6%	(0.2)%

Adjusted selling, general administrative (SG&A) expenses as a percent of sales:

	Three months ended			Six months ended
	June 30, 2015	June 30, 2014	Increase/ (Decrease)	June 30, 2015	June 30, 2014	Increase/ (Decrease)

Reported SG&A expenses as a percent of sales	20.7%	20.7%	—	25.3%	23.2%	2.1%
Acquisition-related and other costs, net	(0.2)%	(0.1)%	(0.1)%	(0.2)%	(0.1)%	(0.1)%
Venezuela related charges	—	(0.5)%	0.5%	(1.6)%	(0.4)%	(1.2)%
Amortization of acquired intangibles	(0.4)%	(0.3)%	(0.1)%	(0.5)%	(0.3)%	(0.2)%

Adjusted SG&A expenses as a percent of sales	20.1%	19.8%	0.3%	23.0%	22.4%	0.6%

2015 Adjusted diluted earnings per share:

Adjusted diluted earnings per share is calculated based on GAAP earnings per diluted share but excluding the impact of certain restructuring, non-operational and non-cash charges and credits. At this time, management is not able to estimate the aggregate impact, if any, of these items in 2015 and therefore is not able to provide a corresponding GAAP equivalent for its adjusted earnings per diluted share guidance.